NEWS	Exhibit 99.1

Cathie Koch
Vice President, Corporate Communications
(813) 830-5127

Bloomin’ Brands, Inc. Appoints James R. Craigie to the Board of Directors

TAMPA, Fla. (November 18, 2013) - Bloomin’ Brands, Inc. (NASDAQ: BLMN) today announced the appointment of James R. Craigie, Chairman and Chief Executive Officer of Church & Dwight Co., Inc. (NYSE: CHD) to its Board of Directors effective November 15, 2013. Mr. Craigie will also join the Audit Committee.

“Jim is a recognized leader of consumer brands and we are fortunate to have him join our Board of Directors,” said Elizabeth Smith, Chairman of the Board and CEO of Bloomin’ Brands. “Innovation, especially in competitive business environments, has been a key driver in Jim’s impressive career. His insight will help guide us as we continue to drive long-term growth and shareholder value,” said Ms. Smith.

“I admire the consumer appeal of this restaurant portfolio, and look forward to joining the Board of Directors,” said Mr. Craigie. “In addition, I’m confident that Liz’s domestic and international expertise will continue to help guide long-term sustainable growth.”

Mr. Craigie is Chairman and Chief Executive Officer of Church & Dwight Co., Inc., a developer and marketer of a broad range of household and personal care consumer products and specialty products. He joined the company in 2004. He has also held senior management positions with Spalding and Kraft Foods and served with the U.S. Navy/Department of Energy as an officer for six years. Mr. Craigie is a member of the Board of Directors of Meredith Corporation, Solazyme Corporation and The Gettysburg Foundation.

About Bloomin’ Brands, Inc.
Bloomin’ Brands, Inc. is one of the largest casual dining restaurant companies in the world.  The portfolio of five founder-inspired brands is comprised of Outback Steakhouse, Carrabba’s Italian Grill, Bonefish Grill, Fleming’s Prime Steakhouse & Wine Bar and Roy’s with nearly 1,500 restaurants in 48 states, Puerto Rico, Guam and 21 countries.  For more information, visit bloominbrands.com.

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